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FOR IMMEDIATE RELEASE


PROVIDENT BANCORP, INC. REPORTS SPECIAL SAIF ASSESSMENT


CINCINNATI, OHIO, October 3, 1996

     Provident Bancorp, Inc. ( NASDAQ:PRBK ) ("Provident"), announced today the one-time special assessment payable on Savings Association Insurance Fund ("SAIF") deposits as of March 31, 1995, which special assessment was included in the Department of Defense Appropriations Act signed into law on September 30, 1996, will be approximately $5 million for Provident on an after tax basis. This special assessment will be recognized as a third quarter 1996 expense.

     On September 26, 1996 Provident announced it expected net income for the third quarter of 1996 to be approximately $22 million. Taking into account the special SAIF assessment, Provident now expects net income to be approximately $17 million for the third quarter period.

     Provident Bancorp, Inc. is a $6.4 billion Cincinnati, Ohio based bank holding company with 71 offices in Ohio and Kentucky.

     For further information, please contact:

     John Farrenkopf
     Vice President and CFO
     (513) 579-2690
     1-800-851-9521

     Provident's press releases are available at no charge through PR Newswire's Company News On-Call fax service. For a menu of available Provident press releases or to retrieve a specific release, call 1-800-758-5804, ext. 721925. These releases are also available on the Internet via PR Newswire's Home Page on the World Wide Web: (http://www.prnewswire.com).